EXHIBIT 10.4

REALOGY HOLDINGS CORP.
2012 SHORT-TERM INCENTIVE PLAN

1)
Purposes of the Plan. This 2012 Short-Term Incentive Plan sets forth the plan for payment of bonuses to employees of the Company or any Subsidiary designated for participation and is intended to increase stockholder value and the success of the Company by motivating employees to perform to the best of their abilities and to achieve the Company's objectives. The Plan's goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to the performance of the Company and/or one or more of its business units or upon the achievement of objectively determinable performance goals. The Plan is intended to be exempt from Section 162(m) of the Code (as hereinafter defined) until the first shareholder meeting occurring after the close of the third calendar year following the calendar year in which the Company becomes publicly held.

2)	Definitions.

(a)
“Affiliate” shall mean (i) any Parent or Subsidiary, (ii) any entity that, directly or through one or more intermediaries, is controlled by the Company, or (iii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b)
“Applicable Accounting Standards” means Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company's financial statements under United States federal securities laws from time to time.

(c)	“Award” means, with respect to each Participant, the award determined pursuant to Section 5 below for a Performance Period.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Business Performance Factor” means a factor, attributable to the Company's achievement of one or more Performance Goals, which may be used in calculating a Participant's Award.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee.

(h)	“Company” means Realogy Holdings Corp. and any successor thereto described in Section 14 hereof.

(i)
“Disability” means permanent disability as determined pursuant to the long-term disability plan or policy of the Company or its Subsidiaries in effect at the time of such disability and applicable to a Participant.

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(k)	“Fiscal Year” means a fiscal year of the Company.

(l)	“Individual Performance Factor” means a factor, attributable to a Participant's individual performance, which may be used in calculating a Participant's Award.

(m)
“Parent” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than

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fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

(n)	“Participant” means an eligible employee of the Company or a Subsidiary, selected by the Committee, in its sole discretion, to participate in the Plan for a Performance Period.

(o)
“Payout Determination Date” means the date upon which the Committee determines the amounts of Awards payable pursuant to the Target Award and Payout Formula with respect to any previously completed Performance Period, in accordance with Section 5(d).

(p)
“Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 5(c) in order to determine the Awards (if any) to be paid to Participants, which is generally expressed as a percentage (which may be more than 100%) of the Target Award. The formula or matrix may differ from Participant to Participant, and may include one or more Individual Performance Factors and/or one or more Business Performance Factors.

(q)
“Performance Goals” means performance goals based on one or more of the following criteria: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders' equity; (x) total stockholder return; (xi) gross or net profit or operating margin; (xii) costs; (xiii) funds from operations; (xiv) expenses; (xv) working capital; (xvi) earnings per Share; (xvii) adjusted earnings per Share; (xviii) price per Share; (xix) implementation or completion of critical projects; (xx) market share; (xxi) debt levels or reduction; (xxii) customer retention; (xxiii) customer satisfaction and/or growth; (xxiv) research and development achievements; (xxv) financing and other capital raising transactions; (xxvi) risk management; and (xxvii) capital expenditures, any of which may be measured either in absolute terms for the Company or one or more operating units of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, or one or more divisions or business units. In addition, such Performance Goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards, to the extent applicable. The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principles; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal or sale of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company's core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items related to employee retention and former parent legacy costs (benefit); (xix) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xx) items relating to any

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other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

(r)	“Performance Period” means any Fiscal Year or such other longer period as determined by the Committee in its sole discretion.

(s)	“Plan” means this 2012 Short-Term Incentive Plan, as amended from time to time.

(t)	“Shares” means shares of Class A common stock of the Company, par value $.01 per share.

(u)
“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

(v)
“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her salary or a specific dollar amount, or as determined by the Committee in accordance with Section 5(b).

(w)	“Target Determination Date” means the date upon which the Committee sets the Target Award and Payout Formula with respect to any Performance Period, in accordance with Section 5.

3)	Plan Administration.

(a)
The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Committee may from time to time delegate to a committee of one or more members of the Board or to one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Section 3; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act or (ii) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegate. At all times, the delegate appointed under this Section 3 shall serve in such capacity at the pleasure the Committee.

(b)
Awards and payments pursuant to the Plan are intended to comply with or be exempt from Section 409A of the Code (including any applicable regulations or guidance issued by the Secretary of the United States Treasury Department and the Internal Revenue Service with respect thereto), and the Plan shall be administered, construed and interpreted in accordance with such intent. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

i) discretionary authority to establish the Performance Goals and to adopt Target Awards and Payout Formulae under this Plan for a given Performance Period;
ii) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;
iii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and
iv) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

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(c)	An Award shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time.

(d)
Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4)	Eligibility.

(a)
The employees eligible to participate in the Plan for a given Performance Period shall be determined by the Committee, and may include any person who is employed by the Company or any Subsidiary; provided that employees who are participants under another Company or Subsidiary short-term incentive plan, such as a sales commission plan, shall not participate in the Plan. No person shall be automatically entitled to participate in the Plan.

(b)	The Committee may pro rate Awards for those individuals who are selected by the Committee to participate in the Plan during the Performance Period.

(c)	Unless otherwise determined by the Committee, to be eligible to receive a payment hereunder a Participant must be actively employed at the time Awards are paid with respect to a Performance Period.

(d)
Unless otherwise provided by the Committee, if a Participant's employment is terminated as result of death or Disability prior to the end of the Performance Period, such Participant shall receive a pro rata portion of the Award that he or she would have received with respect to the applicable Performance Period had he or she remained employed. Such pro rata Award shall be payable at the time payment is made to other Participants in respect of such Performance Period.

5)	Award Determination.

(a)	Performance Goal Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period.

(b)	Target Award Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant.

(c)
Determination of Payout Formula. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purpose of determining the Award (if any) payable to each Participant. Each Payout Formula (a) shall provide for the payment of a Participant's Award if the Performance Goals for the Performance Period are achieved, and (b) may provide for an Award payment greater than or less than the Participant's Target Award, depending upon the extent to which the Performance Goals are achieved.

(d)
Payout Determination. On the Payout Determination Date, the Committee shall determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been determined by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula. Awards and payments pursuant to the Plan shall be subject to (a) any applicable clawback policy that is adopted by the Company, (b) compliance with the Company's code of ethics and (c) compliance with such other conditions as may be promulgated by the Committee.

6)
Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be.

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7)
Form of Distributions. The Company shall distribute all Awards to the Participant in cash, Shares or a combination of the foregoing. Shares shall be issued pursuant to the Company's 2012 Long-Term Incentive Plan or any successor thereto which has been approved by the Company's shareholders.

8)
Timing of Distributions. Subject to Section 9 below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination of the Award for a Performance Period, but in no event later than 2 ½ months after the end of the applicable Performance Period.

9)
Deferral. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of the Award that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion; provided, however, that any such deferral elections shall be made in accordance with the requirements of Section 409A of the Code.

10)	Term of Plan. The Plan was approved by the Company's Board on October 10, 2012, and shall continue until terminated under Section 11 of the Plan.

11)
Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Awardgranted hereunder. Only to the extent necessary or required by applicable law, Plan amendments shall be subject to stockholder approval.

12)
Forfeiture and Recoupment Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Committee shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that any proceeds, gains or other economic benefit must be paid to the Company and the Award shall terminate and be forfeited if (i) a termination of employment or other service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (ii) the Participant at any time, or during a specified time period, engages in any activity which violates any applicable restrictive covenants of the Company, as may be further specified in an Award agreement, (iii) the Participant incurs a termination of employment or other service for “cause,” as defined in the applicable Award agreement or (iv) the Participant at any time engages in unlawful and/or fraudulent activity or an activity which constitutes a breach of the Company's Code of Conduct policy as in effect from time to time or a breach of the Participant's employment agreement, as may be further specified in an Award agreement. In addition, all Awards made under the Plan shall be subject to any clawback or recoupment policies of the Company, as in effect from time to time, or as otherwise required by law.

13)	Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

14)
At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.

15)
Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

16)
Indemnification. Each person who is or shall have been a member of the Committee, each member of the Board and any officer to whom authority to administer any component of the Plan, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any

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action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

17)	Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

18)	Governing Law. The Plan shall be governed by the laws of the State of Delaware.